EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Board of Directors

Quepasa Corporation and Subsidiaries

We consent to the incorporation by reference in Registration Statements (No. 333-93637 and No. 333-88271) on Form S-8 of Quepasa Corporation and Subsidiaries of our report dated March 11, 2005, July 15, 2005 as to Note 1 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of the restatement discussed in Note 1), relating to the consolidated balance sheet as of December 31, 2004 and the related consolidated statements of operations and changes in stockholders’ equity for the years ended December 31, 2004 and 2003, appearing in the amended Annual Report on Form 10-KSB/A of Quepasa Corporation and Subsidiaries for the year ended December 31, 2004.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

July 15, 2005